EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS FOURTH QUARTER RESULTS

Highlights (Continuing Operations for Fourth Quarter 2014 compared to Fourth Quarter 2013):

•                  Net sales: increased 1% to $359.2 million

•                  Gross profit: increased 4% to $50.2 million

•                  Gross profit margin: increased to 14.0% from 13.5%

•                  Operating profit: increased 7% to $4.5 million

•                  EBITDA: increased 4% to $7.3 million

•                   Diluted earnings per share (EPS): was $0.16

•                  Generated $11.6 million of operating cash flow during the quarter

•                  Repurchased 118,036 shares at an average price of $9.22

El Segundo, California — February 12, 2015 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the fourth quarter of 2014. Consolidated net sales in Q4 2014 were $359.2 million, an increase of $2.0 million, or 1%, from $357.2 million in Q4 2013. Consolidated gross profit for Q4 2014 was $50.2 million, an increase of $2.1 million, or 4%, from $48.1 million in Q4 2013. Consolidated gross profit margin was 14.0% in Q4 2014 compared to consolidated gross profit margin of 13.5% in Q4 2013. EBITDA (as defined below) for Q4 2014 increased $0.3 million, or 4%, to $7.3 million from $7.0 million in Q4 2013. Consolidated operating profit for Q4 2014 increased $0.2 million, or 7%, to $4.5 million compared to $4.3 million for Q4 2013. Consolidated income from continuing operations increased $0.2 million, or 6%, to $2.1 million in Q4 2014 compared to $1.9 million for Q4 2013. Consolidated net income (including discontinued operations) was $1.6 million in Q4 2014 compared to $1.8 million for Q4 2013. Diluted EPS from continuing operations for Q4 2014 and Q4 2013 was $0.16.

Commenting on the Company’s results, Frank Khulusi, Chairman and CEO of PCM, Inc., said, “I am generally pleased with our fourth quarter results. While our revenues grew 1%, we were able to grow our gross profit by four times that percentage growth, and improved our gross margin by 50 basis points to 14% on the strength of some of our most strategic categories, such as software, networking and storage, which grew at 15%, 55% and 13%, respectively. I am also pleased with how Jay Miley has begun to put his mark on the organization since his joining in December.”

Jay Miley, President of PCM, Inc., said, “When I decided to join PCM, I knew I was joining one of the leading and most capable technology solution providers in North America. Since joining this past December, I have been amazed to see how much passion and enthusiasm the PCM team members have for our company and their jobs. I believe PCM has a tremendous opportunity to achieve better than market growth, and to that end I have been busy assessing all areas of the business to drive and accelerate such growth. I have recently made several changes in the sales organization, such as shifting management responsibilities and realigning business units and sales territories, and I have made significant investments in our field sales resources and software sales teams. While I expect such changes to be somewhat disruptive to the first quarter, I also expect the benefits to quickly accrue into the subsequent quarters of 2015 and beyond. To that end, we continue to target double-digit growth beginning in the second quarter and our non-GAAP EBITDA margin to exceed 2.5% by the fourth quarter. I firmly believe that our continued transformation towards a value-added IT solution provider, combined with the benefits of these recent and upcoming moves, should significantly improve shareholder value over this year. I accepted my position at PCM based on my belief that PCM is very well positioned for the future, and based on where I believe I can help drive the equity value going forward.”

Results of Operations

During the fourth quarter of 2014, we discontinued the operation of our remaining retail store located in Santa Monica, California. As previously announced, during the second and third quarters of 2014, we discontinued the operation of our other three retail stores and our OnSale and eCost businesses. We reflected the results of these operations, which were historically reported as a part of our MacMall segment, as discontinued operations for all periods presented herein on our Consolidated Statements of Operations and Consolidated Balance Sheets.

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended December 31,
	2014		2013
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$257,913	72%	$273,445	77%	$(15,532)	(6)%
Public Sector	63,403	18	39,235	11	24,168	62
MacMall	37,922	10	44,451	12	(6,529)	(15)
Corporate & Other	(5)	—	60	—	(65)	NM (1)
Consolidated	$359,233	100%	$357,191	100%	$2,042	1%

(1)  Not meaningful.

Consolidated net sales were $359.2 million in Q4 2014 compared to $357.2 million in Q4 2013, an increase of $2.0 million or 1%. Consolidated sales of services were 8% of net sales in each of Q4 2014 and Q4 2013.

Commercial net sales were $257.9 million in Q4 2014 compared to $273.4 million in Q4 2013, a decrease of $15.5 million or 6%. Consistent with our previously disclosed expectations for Q4 2014, our Commercial net sales were negatively impacted in Q4 2014 by $36.0 million, resulting from reductions in sales from three large enterprise customers. Other than the impact of these three customers, who continue to actively purchase from us, we believe our growth was strong in the remainder of our commercial business. We continue to expect that our revenue growth will be impacted, but to a lesser extent, in the first quarter of 2015 by reductions from certain large enterprise customers. We believe we are seeing traction from the investments we are making in the area of sales headcount, software and advanced technology solutions. Looking forward, we expect to see accelerated improvements from these investments.

Public Sector net sales were $63.4 million in Q4 2014 compared to $39.2 million in Q4 2013, an increase of $24.2 million, or 62%. This increase in Public Sector net sales was due to a $26.5 million, or 111%, increase in sales in our federal government business, partially offset by a $2.3 million, or 15%, decrease in our state and local government and educational institutions business (SLED) sales. The increase in sales in our federal government business was due to significant increases across multiple federal contracts. The decrease in SLED sales was due to a higher mix of software maintenance products that are reported on a net basis, but otherwise increased on a gross billed basis.

MacMall net sales were $37.9 million in Q4 2014 compared to $44.5 million in Q4 2013, a decrease of $6.6 million, or 15%. The decrease in MacMall net sales was primarily due to reductions in Apple notebooks and tablets, but partially offset by an increase in Apple desktops. MacMall sales were negatively impacted by a very competitive online environment for the sales of Apple products.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $50.2 million in Q4 2014, an increase of $2.0 million, or 4%, from $48.2 million in Q4 2013. Consolidated gross profit margin increased to 14.0% in Q4 2014 from 13.5% in Q4 2013. The increase in consolidated gross profit was primarily due to an increase in Public Sector selling margin. The increase in consolidated gross profit margin was primarily due to higher mix of solution sales, including an increase in sales reported on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $45.6 million in Q4 2014 compared to $43.9 million in Q4 2013, an increase of $1.7 million, or 4%. Consolidated SG&A expenses as a percentage of net sales increased to 12.7% in Q4 2014 from 12.3% in Q4 2013. The increase in consolidated SG&A expenses in Q4 2014 was primarily due to a $2.3 million increase in personnel costs related to an increase in sales headcount including software sales, advanced solutions and our new Austin office, partially offset by a $0.4 million decrease in advertising expenditures and a $0.3 million bad debt expense in Q4 2013 in our Public Sector segment that did not reoccur in Q4 2014.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended December 31,								Change in
	2014			2013			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit		Profit Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$13,305	5.2%		$16,081	5.9%		$(2,776)	(17)%	(0.7)%
Public Sector	3,973	6.3		65	0.2		3,908	6,012	6.1
MacMall	422	1.1		972	2.2		(550)	(57)	(1.1)
Corporate & Other	(13,154)	(3.7	)(1)	(12,864)	(3.6	)(1)	(290)	2	(0.1)
Consolidated	$4,546	1.3%		$4,254	1.2		$292	7%	0.1%

(1) Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $4.5 million in Q4 2014 compared to $4.3 million in Q4 2013, an increase of $0.2 million, or 7%.

Commercial operating profit was $13.3 million in Q4 2014 compared to $16.1 million in Q4 2013, a decrease of $2.8 million, or 17%. The decrease is primarily due to a $0.8 million decrease in Commercial gross profit, a $1.7 million increase in personnel costs and a $0.6 million increase in facility related costs.

Public Sector operating profit was $4.0 million in Q4 2014 compared to $65,000 in Q4 2013, an increase of $3.9 million. The increase in Public Sector operating profit was primarily due to a $3.9 million increase in Public Sector gross profit, a $0.4 million decrease in bad debt expense, partially offset by a $0.6 million increase in personnel costs.

MacMall operating profit was $0.4 million in Q4 2014 compared to operating profit of $1.0 million in Q4 2013, a decrease of $0.6 million, or 57%, primarily due to a $1.0 million decrease in MacMall gross profit associated with the reduction in sales in Q4 2014.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $13.1 million in Q4 2014 compared to $12.9 million in Q4 2013, an increase of $0.2 million, or 2%, primarily due to a $0.2 million increase in personnel costs.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the year ended December 31, 2014 of $73.3 million, compared to cash provided by operations for the year ended December 31, 2013 of $0.9 million. Accounts receivable at December 31, 2014 was $199.6 million, an increase of $3.9 million from December 31, 2013. Inventory at December 31, 2014 was $50.7 million, a decrease of $60.7 million from December 31, 2013 primarily due to the sell through of the inventory purchased for specific customer contracts and large strategic purchases made near the end of the prior year. Accounts payable at December 31, 2014 was $122.3 million, a decrease of $8.5 million from December 31, 2013. We invested in capital expenditures during the year ended December 31, 2014 totaling $26.7 million compared to capital expenditures of $17.2 million during the year ended December 31, 2013. The increase in capital expenditures during 2014 was primarily due to our construction of a new cloud data center in New Albany, Ohio, leasehold improvements and other build-out costs related to our new Chicago and Austin offices, as well as increased costs associated with our ERP upgrade. Such costs were partially financed through various notes payable totaling $13.3 million during the year ended December 31, 2014. Outstanding borrowings under our line of credit decreased by $57.7 million to $52.8 million at December 31, 2014 compared to December 31, 2013.  Working capital increased to $63.4 million at December 31, 2014 from $57.6 million at December 31, 2013.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2014	2013

Commercial	491	445
Public Sector	106	109
MacMall	75	96
Total	672	650

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which are discussed above.

	Three Months Ended December 31,		Y/Y Sales
Product Sales Mix:	2014	2013	Growth
Software (1)	17%	15%	15%
Notebooks	15	18	(16)
Networking	11	7	55
Desktops	8	9	(6)
Delivered services	8	8	(8)
Tablets	7	9	(19)
Storage	7	7	13
Manufacturer service and warranty (1)	6	5	24
Displays	4	5	(15)
Accessories	3	3	8
Servers	3	3	3
Input devices	2	2	23
Other (2)	9	9	(2)
Total	100%	100%

(1)  Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 12, 2015 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 12, 2015 until February 18, 2015 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 85660303.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended December 31, 2014, we generated approximately $1.4 billion in revenue and now have approximately 2,700 employees, 64% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the impact of strategic investments; statements regarding expectations related to the impact of our hiring of Mr. Miley; potential disruption related to changes in the sales organization; opportunities for market growth and improvement in shareholder value; statements regarding expectations related to reductions in sales to large enterprise customers; statements regarding expectations for revenue growth and non-GAAP EBITDA margin; expectations for annual SG&A savings; and statements regarding the impacts of discontinuing operations on the future of our continuing operations. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in advanced technology solutions and services; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2014, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$359,233	$357,191	$1,356,362	$1,359,999
Cost of goods sold	309,046	309,048	1,164,295	1,170,500
Gross profit	50,187	48,143	192,067	189,499
Selling, general and administrative expenses	45,641	43,889	176,362	171,279
Operating profit	4,546	4,254	15,705	18,220
Interest expense, net	799	894	3,180	3,339
Income from continuing operations before income taxes	3,747	3,360	12,525	14,881
Income tax expense	1,693	1,417	5,490	6,236
Income from continuing operations	2,054	1,943	7,035	8,645
Loss from discontinued operations, net of taxes	(481)	(136)	(1,570)	(515)
Net income	$1,573	$1,807	$5,465	$8,130

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income from continuing operations	$0.17	$0.16	$0.57	$0.75
Loss from discontinued operations, net of taxes	(0.04)	(0.01)	(0.12)	(0.05)
Net income	0.13	0.15	0.45	0.70

Diluted EPS:
Income from continuing operations	$0.16	$0.16	$0.55	$0.73
Loss from discontinued operations, net of taxes	(0.04)	(0.01)	(0.13)	(0.05)
Net income	0.12	0.15	0.42	0.68

Weighted average number of common shares outstanding:
Basic	12,353	11,741	12,251	11,583
Diluted	12,911	12,158	12,881	11,923

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT

(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EBITDA(a):
Consolidated operating profit	$4,546	$4,254	$15,705	$18,220
Add: Consolidated depreciation expense	2,644	2,410	10,329	9,312
Consolidated amortization expense	74	341	318	1,734
EBITDA	$7,264	$7,005	$26,352	$29,266

(a)         EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	At December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$8,892	$9,992
Accounts receivable, net of allowances of $426 and $1,407	199,604	195,749
Inventories	50,687	111,444
Prepaid expenses and other current assets	15,936	14,893
Deferred income taxes	3,922	2,583
Current assets of discontinued operations	26	5,846
Total current assets	279,067	340,507
Property and equipment, net	74,368	55,793
Deferred income taxes	—	225
Goodwill	25,510	25,510
Intangible assets, net	4,673	4,684
Other assets	5,558	6,804
Non-current assets of discontinued operations	14	1,299
Total assets	$389,190	$434,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,333	$130,810
Accrued expenses and other current liabilities	26,107	30,296
Deferred revenue	10,089	9,427
Line of credit	52,795	110,499
Notes payable — current	3,741	1,167
Current liabilities of discontinued operations	577	713
Total current liabilities	215,642	282,912
Notes payable and other long-term liabilities	28,015	18,247
Deferred income taxes	12,217	7,901
Total liabilities	255,874	309,060
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,758,714 and 15,053,067 shares issued; and 12,267,550 and 11,790,674 shares outstanding	16	15
Additional paid-in capital	120,915	115,801
Treasury stock, at cost: 3,491,164 and 3,262,393 shares	(17,472)	(15,321)
Accumulated other comprehensive income	941	1,816
Retained earnings	28,916	23,451
Total stockholders’ equity	133,316	125,762
Total liabilities and stockholders’ equity	$389,190	$434,822

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year Ended December 31,
	2014	2013
Cash Flows From Operating Activities
Net income	$5,465	$8,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,893	11,830
Provision for deferred income taxes	2,987	1,539
Excess tax benefit related to stock option exercises	(291)	(291)
Non-cash stock-based compensation	1,502	1,517
Change in operating assets and liabilities:
Accounts receivable	(3,545)	(5,999)
Inventories	66,267	(48,019)
Prepaid expenses and other current assets	(1,335)	(1,119)
Other assets	855	(3,913)
Accounts payable	(8,576)	31,042
Accrued expenses and other current liabilities	(2,593)	2,161
Deferred revenue	636	4,045
Total adjustments	67,800	(7,207)
Net cash provided by operating activities	73,265	922
Cash Flows From Investing Activities
Purchases of property and equipment	(26,666)	(17,213)
Net cash used in investing activities	(26,666)	(17,213)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(57,704)	22,869
Capital lease proceeds	—	206
Borrowing under note payable	13,734	4,599
Payments under notes payable	(2,487)	(1,461)
Change in book overdraft	(98)	(3,034)
Payments of obligations under capital lease	(2,625)	(2,932)
Proceeds from stock issued under stock option plans	3,887	2,362
Payment for deferred financing costs	(30)	(1,163)
Common shares repurchased and held in treasury	(2,151)	(1,633)
Excess tax benefit related to stock option exercises	291	291
Net cash (used in) provided by financing activities	(47,183)	20,104
Effect of foreign currency on cash flow	(517)	(356)
Net change in cash and cash equivalents	(1,101)	3,457
Cash and cash equivalents at beginning of the period	9,992	6,535
Cash and cash equivalents at end of the period	$8,891	$9,992
Supplemental Cash Flow Information
Interest paid	$3,093	$3,228
Income taxes paid	6,213	2,974
Supplemental Non-Cash Investing and Financing Activities
Financed purchase of property and equipment	$2,332	$1,106